EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
David Gillespie, President & CEO	Carl Hymans
H2Diesel Holdings, Inc.	G. S. Schwartz & Co.
H2Diesel, Inc.	212-725-4500 ext. 304
713-973-5720	carlh@schwartz.com

H2DIESEL ANNOUNCES APPPOINTMENT OF JOHN E. MACK
TO BOARD OF DIRECTORS

Boca Raton, Florida - February 15, 2007 - H2Diesel Holdings, Inc. (OTC Bulletin Board: HTWO) today announced the appointment of John E. Mack to its Board of Directors.

Mr. Mack has over 30 years of international banking and financial business management experience and expertise helping industry leading companies to increase their revenue and build shareholder value. He has managed offerings of over $50 billion of medium and long-term debt and common and preferred equity issued in public and private, domestic and international capital markets.

Mr. Mack has served as Senior Managing Executive Officer and Chief Financial Officer of Shinsei Bank, Limited of Tokyo, Japan. He managed Shinsei Bank’s global Initial Public Offering (IPO) for which the Bank was awarded the IPO of the Year from THOMSON DealWatch, an arm of Thomson Financial, in recognition of its successful corporate revitalization, contribution to creating strong investment opportunities for institutional investors and the revitalization of the Japanese financial sector.

Under his guidance, the Bank raised a total of $5.3 billion from a combination of the IPO and a global follow-on offering. He played a vital role in the Bank’s recapitalization, re-listing of its common shares and enhancing its domestic and international credit agency ratings.

For over twenty-five years, Mr. Mack served in senior management positions at Bank of America and its predecessor companies, NationsBank and NCNB, in Charlotte, North Carolina, including twelve years as Corporate Treasurer.

Mr. Mack has extensive merger and acquisition and commercial and international banking experience and has worked closely with investment bankers and external advisors with regard to the sale of international import-finance products to domestic customers.

Mr. Mack holds an MBA from the University of Virginia Darden Graduate Business School and received his AB degree in Economics from Davidson College in North Carolina. He currently serves as a Director of Incapital Holdings, LLC, a Chicago-based NASD registered broker dealer specializing in issuing fixed-income securities to retail investors, and Strategic Solutions, Inc., a majority-owned subsidiary of Bank of America Corporation responsible for purchasing and providing solutions for problem loans.

David Gillespie, President and Chief Executive Officer of H2Diesel said, “We are delighted to have someone with John Mack’s extensive business experience and leadership skills as a member of the H2Diesel board. We believe his business and financial expertise, as well as his track record of helping noteworthy companies grow value, will better position H2Diesel to successfully execute its strategic plan. I look forward to working with John as we seek to establish initial production capability and distribution channels for our proprietary bio-fuel.”

Mr. Mack commented, “I’m pleased to join the Board of Directors of H2Diesel and look forward to working with the management team and helping to position the Company for growth and performance as we move forward. We are committed to establishing H2Diesel as a leader in the exciting and growing bio-fuel industry and capitalizing on the significant opportunities of its technology.”

About H2Diesel, Inc.

H2Diesel is a development stage company that holds an exclusive license for North America, Central America and the Caribbean to proprietary technology for the manufacture of an alternative “bio-fuel” from domestically produced vegetable oils that is intended to be marketed as a heating fuel, fuel for power generation, or alternatively, as a new class of bio-fuel or fuel additive. H2Diesel believes its bio-fuel can be used directly for home heating and power generation and also potentially as a motor fuel.  The Company further believes its proprietary bio-fuel will provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels and a cleaner and more efficient alternative to heating oil. H2Diesel's business model calls for the establishment of bio-fuel production facilities directly and through sublicensing of its technology to qualified licensees.

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption “Risk Factors” in the Company’s Current Report on Form 8-K filed on October 26, 2006.